Exhibit 10.46

[LETTERHEAD OF KID BRANDS, INC.]

September 12, 2012

Ms. Kerry Carr

20 West 64th Street, #36L

New York, New York 10023

Dear Kerry:

I am pleased to offer you the position of Executive Vice President and Chief Operating Officer of Kid Brands, Inc. (the “Company”), subject to the terms set out in this letter agreement (the “Agreement”).

1. TERM. Your employment commencement date shall be September 12, 2012. Your employment by the Company shall be on an “at will” basis and shall be subject to termination by the Company, with or without Cause or by you for Good Reason (as such capitalized terms are defined below) at any time, with the consequences provided in this Agreement.

2. POSITION, DUTIES. You shall serve as Executive Vice President and Chief Operating Officer, with such duties, responsibilities, powers and authority customarily associated with the position of Chief Operating Officer, or in such other executive position as may be determined from time to time by the Board of Directors of the Company. You shall report to, and follow the direction of, the Chief Executive Officer of the Company and shall perform such other duties of an executive nature as may be reasonably assigned to you from time to time by the Chief Executive Officer or the Board of Directors of the Company. You shall devote substantially all of your business time to the business of the Company; provided, however, that you may, without the consent of the Company’s Board of Directors, engage in charitable activities and community affairs or serve any non-profit educational or professional organization without compensation as long as such activities do not interfere with the proper performance of your duties and responsibilities for the Company.

3. COMPENSATION AND BENEFITS.

(A) Base Salary. The Company shall pay to you a base salary at an annual rate of $350,000 (“Base Salary”) for the period commencing on your employment commencement date through December 31, 2013. For the 2014 calendar year, your annual rate of Base Salary shall be increased to $375,000. Base Salary shall be payable in accordance with the Company’s usual payroll practices. The Compensation Committee of the Company’s Board of Directors shall thereafter consider an increase of Base Salary annually in its discretion.

(B) Incentive Compensation. You shall be entitled to an annual incentive compensation opportunity under our Incentive Compensation Bonus Program subject to all the terms thereof for the year 2013 and future years. Your annual bonus opportunity shall range from 0% to 100% of your Base Salary depending upon the achievement of performance goals with payout of 50% of your Base Salary upon achievement of target goals. For 2013, however, your bonus shall be the greater of (i) the bonus payable based on the achievement of the performance goals or (ii) $50,000. Performance goals will be established each year by the Compensation Committee and you shall have the opportunity to consult on the performance goals. Any earned bonus shall be paid to you at the same time as paid to other officers of the Company after the end of the performance year and not later than the end of the calendar year following the performance year.

(C) Equity Compensation. On your employment commencement date, or as soon thereafter as the Compensation Committee shall approve (but no later than 30 days after your employment commencement date), the Compensation Committee will grant to you stock appreciation rights having an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of not less than $500,000. These stock appreciation rights will be granted outside the terms of our Equity Incentive Plan but shall be subject to all the terms of our Equity Incentive Plan. These stock appreciation rights shall be granted with an exercise price of fair market value at the date of grant, shall vest at the rate of 20% per year commencing with the first anniversary of the date of grant and shall terminate ten years from the date of grant subject to earlier termination for the events set forth in the Equity Incentive Plan. Additional equity compensation grants to you will be considered in the future from time to time by the Compensation Committee.

(D) Expense Reimbursement. The Company shall reimburse you for business expenses reasonably incurred by you in the performance of your duties with the Company, in accordance with the Company’s policy and usual practices but in any event shall be paid on or prior to the last day of the taxable year following the year in which such expenses were incurred.

(E) Other Benefits. You will be entitled to participate in the Company’s employee benefit plans and programs applicable to senior executives generally. You shall be indemnified to the extent set forth in the Company’s Restated Certificate of Incorporation and By-laws for losses or damages incurred by you arising from the performance of your duties for the benefit of the Company regardless of whether the claim is asserted while you are employed by the Company. You shall be covered under any directors’ and officers’ liability insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as other officers.

(F) Vacation. You will be entitled to three weeks vacation annually to be taken at times determined by you which do not unreasonably interfere with the performance of your duties hereunder. Any vacation time not taken during any year may not be carried over to subsequent years.

4. Termination. Notwithstanding any other provision of this Agreement, your employment shall terminate upon the first to occur of the following events:

(A) Death or Disability. On your date of death or the date that you are given written notice by the Company that you have been determined to be disabled in accordance with the terms of the Company’s disability plan(s).

(B) Voluntary Termination. On the date that the Company determines that you have voluntarily terminated your employment.

(C) Cause. On the date that the Company provides you with written notice that you are being terminated for “Cause.” You shall be deemed terminated for Cause if the Company terminates your employment after you:

(i) shall have been convicted of or entered a plea of nolo contendere with respect to any felony or any other crime (other than minor traffic offenses) involving fraud, theft, misappropriation, dishonesty, or embezzlement;

(ii) shall have committed intentional acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business;

(iii) shall have refused to, or willfully failed to, perform your material duties hereunder;

(iv) shall have violated in any material respect any written policies or procedures of the Company; or

(v) shall have breached the representation and warranty set forth in Section 9 or made any other misrepresentations regarding your prior employment;

provided, however, that prior to such termination: (i) you have been provided written notice from the Board of Directors setting forth in reasonable detail the basis on which the Board is considering terminating your employment for Cause and (ii) you have failed to cure the basis on which the Board is considering terminating your employment within ten (10) days of notice thereof except that no cure period need be provided to the extent that the act or omission is not curable.

(D) Involuntary Termination. On the date that the Company provides you with written notice that the Company has terminated your employment for any reason, other than a reason otherwise set forth in this Section 4.

(E) Good Reason. On the date that you provide written notice to the Company that you are terminating your employment for Good Reason. “Good Reason” shall mean the removal of you from your position as Chief Operating Officer (without terminating your employment) or other material diminution of your duties or responsibilities without your express written consent; provided that your written notice of termination must describe the event that you believe constitutes Good Reason and permit the Company 30 days from its receipt of such notice within which it may cure the event constituting the Good Reason. If full cure Is made by the Company within such 30-day period, Good Reason shall be deemed not to have occurred.

(F) Compensation Upon Termination of Employment. Upon termination of your employment hereunder, you shall be entitled to your Base Salary through your final date of active employment plus any accrued but unused vacation pay. In addition, you shall also be entitled to any benefits mandated under the Consolidated Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, retirement or savings or other plan or program provided by the Company, including, but not limited to, any disability plan or program, if applicable, In addition, upon termination of your employment by the Company without Cause as set forth in Section 4(D) above, or by you for Good Reason as set forth in Section 4(E) above, you shall be entitled to Base Salary at the rate in effect at the date of your termination of employment for a period of six months after the termination date payable in accordance with the Company’s payroll practices plus coverage under the Company’s medical and dental programs, if any, for six months after your termination date. This continuation of Base Salary and medical and dental coverage is contingent upon your providing to the Company, in a form satisfactory to the Company, a release of any and all claims that you may have against the Company. At the end of the six month period during which medical and dental, if any, coverage continues, you may elect COBRA continuation coverage at your own expense for the remainder of the COBRA continuation period.

(G) Change in Control. If your services are terminated by the Company without Cause or by you for Good Reason following the consummation of a Change in Control (as defined in the Attachment to this Agreement) but within six months following a Change in Control, you shall be entitled to the payments set forth in Section 4(F) hereof but subject to all the terms thereof (including the provision of a release), provided that (i) the severance payment of Base Salary continuation shall be increased from a payment of six months of Base Salary continuation to a payment of twelve months of Base Salary continuation following your separation from service payable in accordance with the Company’s standard payroll practice and (ii) your coverage under the Company’s medical and dental plans for six months shall be increased to coverage for twelve months following your separation from service following which you may elect COBRA continuation coverage at your own expense for the remainder of the COBRA continuation period. For purposes of this Section 4(G), “Base Salary” shall mean your Base Salary immediately prior to the Change in Control.

(H) 409A. Payments and benefits under Sections 4(F) and 4(G) shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder. Further, if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(H) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

5. CONFIDENTIALITY. You agree that you shall, during and after your employment by the Company and except in connection with performing services on behalf of (or for the benefit of) the Company or any of its affiliates, keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its shareholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents, including, without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, pricing, financial information, personnel information, legal advice obtained from counsel, information regarding litigation (actual, pending or threatened), research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law. Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prohibit you from making any statement or disclosure (i) to the extent required by law; (ii) to the extent required by subpoena or other legal process (upon receipt of which you shall immediately give the Company written notice thereof in order to afford the Company an opportunity to contest such disclosure); (iii) with the Company’s prior written consent; or (iv) in confidence to an attorney for the purpose of obtaining legal advice. Upon termination of your employment with the Company, you shall return to the Company all confidential, proprietary and non-public materials, and any other property of the Company, in your possession. Your personal property, including your personal rolodex, documents relating to your personal benefits, compensation, tax liabilities, personal obligations (e.g., restrictive covenants), and the like, shall not be subject to return pursuant to the preceding sentence.

6. NON-COMPETE; NON-SOLICITATION. You agree that during your employment by the Company and for one year thereafter, you shall not, directly or indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any business activities in which the Company or its affiliates engage during the term hereof. You further agree that for one year after your termination of employment from the Company, you will not

(i) directly or indirectly, contact, solicit, or accept if offered to you, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered, any of the Company’s customers, prospective customers, or suppliers for the purposes of providing any products and/or services that are the same as or similar to the specific products and services provided by the Company to its customers during the term hereof, provided that this will not preclude any of your activities in any other area of consumer goods; or

(ii) solicit or accept if offered to you, with or without solicitation, on your own behalf or on behalf of any other person, the services of any person who is then a current employee of the Company (or was an employee during the year preceding such solicitation), to terminate employment or an engagement with the Company, nor hire or agree to hire any then current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with yourself or any company, individual or other entity.

7. NON-DISPARAGEMENT. You shall, during and after your employment with the Company, refrain from making any oral or written statement that could reasonably be expected to harm the reputation or goodwill of the Company or its affiliates and any shareholder holding more than 5% of the Company’s voting securities, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, employees, shareholders, agents or representatives.

8. REMEDY FOR BREACH. You acknowledge that you have carefully reviewed the provisions of this Agreement and that you agree that the provisions are reasonable in scope and necessary for the protection of the Company and that the Company may be irreparably damaged if these provisions are not specifically enforced. Accordingly, you agree that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. You also acknowledge and agree that if you become employed by another employer, you shall be required to disclose the existence of Sections 5, 6, 7 and 8 to such employer and you hereby consent to and give permission to the Company to disclose the existence of Sections 5, 6, 7 and 8 to such employer. In addition, notwithstanding any provisions in this Agreement to the contrary, if you breach any of the provisions of Sections 5, 6 or 7 of this Agreement at any time and the breach is not cured promptly after notice from the Company, you shall not thereafter be entitled to any payment or benefits under this Agreement.

9. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that it has the full right, power and authority to enter into this Agreement and perform fully its obligations hereunder and that the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action. You represent and warrant that you have the right to enter into this Agreement and perform fully all of the obligations in this Agreement which will not conflict with or result in any breach or default under any other agreement to which you are subject.

10. SEVERABILITY. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

11. COUNTERPARTS; FACSIMILES. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Signatures delivered by facsimile or in PDF formal shall be effective for all purposes.

12. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of New Jersey without respect to conflicts of law principles. Either party may seek to enforce this Agreement in the courts of the State of New Jersey, or if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world, whether within or without the State of New Jersey.

13. NOTICES. Any notice or other communication made or given in connection with this Agreement shall be given in writing and shall be deemed to have been duly given when (i) delivered to the appropriate address by hand or nationally recognized overnight courier service (costs prepaid); (ii) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a party at his or its address or facsimile number set forth below or at such other address or facsimile number as a party may specify by notice to the other party:

To the Executive, at her principal residence as reflected in the records of the Company or at KCarr@KidBrands.com or

Fax: (201) 405-7377;

To the Company:

One Meadowlands Plaza

8th Floor

East Rutherford, NJ 07073

Attention: Marc S. Goldfarb, Esq.,

  General Counsel

MGoldfarb@KidBrands.com

Fax: (201) 405-7377.

14. COMPLIANCE WITH SECTION 409A. Anything in this Agreement o the contrary notwithstanding:

(A) It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

(B) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(C) Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(D) To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than 8 days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

15. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and cannot be changed or terminated orally. Upon your employment commencement date, the “Term” of the Consulting Agreement dated June 2012 between you and the Company shall expire.

16. WAIVER. The failure of any party or person to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party or person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party providing the waiver and must specifically identity the provisions of this Agreement being affected.

17. ASSIGNMENT. This Agreement, and the rights and obligations of you and the Company under this Agreement, will inure to the benefit of, and will be binding upon, (i) you and (ii) the Company and its successor and assigns. You may not assign this Agreement or your rights and obligations contained herein.

Kerry, I want to welcome you to the Company and wish you much success in your new position.

Very truly yours,

KID BRANDS, INC.

By:	/s/ Raphael Benaroya
Name: Raphael Benaroya
Title: Executive Chairman

ACCEPTED AND AGREED:

/s/ Kerry Carr
Kerry Carr Date: September 12, 2012

ATTACHMENT

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) any “person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or “group” (as described in Rule 13d-5 under the Exchange Act), other than any beneficial owner of in excess of 5% of Company’s voting securities on the date of this letter, becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company representing more than 30% of the total combined voting power of the Company’s then outstanding securities, excluding, however, the following: (a) any acquisition of securities directly from the Company other than in connection with a Transaction described in clause (iii) or (v) below), (b) any acquisition of the Company’s securities by the Company; (c) any acquisition of securities by an employee benefit plan (or related trust) sponsored or maintained by or entirely controlled by the Company, or (d) any Transaction (as defined below) or sale of all or substantially all of the Company’s assets that does not constitute a Change in Control under clauses (iii), (iv), or (v) below;

(ii) as a result of any proxy solicitation made otherwise than on behalf of the Board of Directors of the Company, Continuing Directors cease to be a majority of the Board (a “Continuing Director” is any member of the Board who (a) was a member of the Board on August 15, 2012 or (b) first became a member of the Board as a result of or following his election or nomination for election by the Board at a time that Continuing Directors form a majority of the Board and with the approval of a majority of such Continuing Directors);

(iii) the merger, consolidation, or other business combination of or by the Company (a “Transaction”), other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the Company or other resulting entity representing at least 60% of the voting power in the Company or other resulting entity in substantially the same proportions as their ownership of Company securities immediately prior to the Transaction;

(iv) the sale of all or substantially all of the Company’s assets, other than a sale immediately following which the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing at least 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company securities immediately prior to the sale; or

(v) consummation of a recapitalization or similar transaction of the Company in which any “person” (as defined in Section 3(a)(9) of the Exchange Act or “group” (as described in Rule 13d-5 under the Exchange Act), other than any beneficial owner of in excess of 5% of the Company’s voting securities on the date of this letter, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% of the total combined voting power of the Company’s then outstanding securities.